EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Troy Financial Corporation:

We consent to incorporation by reference in the Registration Statement filed on August 8, 2000, on Form S-8 of Troy Financial Corporation (No. 333-43260) of our report dated June 1, 2001, relating to the statements of net assets available for benefits of The Troy Savings Bank 401(k) Savings Plan in RSI Retirement Trust as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2000 annual report on Form 11-K of Troy Financial Corporation.

                                  /s/ KPMG LLP

Albany, New York
June 27, 2001